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ING Investment Management | February 13, 2012

ING Portfolio Changes	TALKING POINTS

ING U.S. Bond Index Portfolio Change in Sub-Adviser

On or about Tuesday, February 21, 2012, the sub-adviser to ING U.S. Bond Index Portfolio (Portfolio) will change from Neuberger Berman Fixed Income LLC to ING Investment Management Co. LLC (ING IM) pursuant to an interim sub-advisory agreement.  Subject to shareholder approval, a permanent sub-advisory agreement is expected to become effective on or about July 10, 2012. A proxy statement detailing the proposal to enter into a permanent sub-advisory agreement with ING IM is expected to be mailed to shareholders on or about May 25, 2012, with a shareholder meeting scheduled to be held on or about July 10, 2012. This sub-adviser change will not change the Portfolio’s current investment objective or principal investment strategy.

What’s Changing

•                 The portfolio will be managed (effective February 21, 2012) by Bob Kase, CFA, ING IM Senior Portfolio Manager, Michael Mata, Head of Quantitative Research and Portfolio Analytics for ING IM’s fixed income group, and Matthew Toms, CFA, ING IM Senior Vice President and Head of Credit.

•                 Net portfolio operating expenses will be reduced for all share classes as per the comparison chart below due to a reduction in the advisory fee payable to ING Investments, LLC.

What’s Not Changing

•                 The investment objective and principal investment strategy.

•                 The Morningstar and Lipper categories.

•                 The Barclays Capital U.S. Aggregate Bond benchmark.

Rationale for Portfolio Change

•                 The replacement of the sub-adviser was proposed after considering a number of factors, including fees and expenses and operational risk characteristics.

•                 ING IM was considered based on its prior experience in managing an indexing bond strategy.

Expense Ratio Comparison (Total New Expenses by Share Class)

Total Annual Portfolio Operating Expenses After Waivers and Reimbursements(1)(2)	Class ADV	Class I	Class S	Class S2(3)
Neuberger Berman as Sub-Adviser	0.96	0.46	0.71	0.86
ING IM as Sub-Adviser	0.93	0.43	0.68	0.83

(1)         Expense ratios have been adjusted to reflect current contractual rates.

(2)         The adviser is contractually obligated to limit the expenses of Class ADV, Class I, Class S, and Class S2 to 0.95%, 0.45%, 0.70%, and 0.85%, respectively, through May 1, 2014; the obligation does not extend to interest, taxes, brokerage commissions, extraordinary expenses, and Acquired Fund Fees and Expenses. The obligation will automatically renew for one-year terms unless it is terminated by the Portfolio or the adviser upon written notice within 90 days of the end of the current term or upon termination of the advisory agreement and is subject to possible recoupment by the adviser within three years.

(3)         The distributor is contractually obligated to waive 0.10% of the distribution fee through May 1, 2013. There is no guarantee that the distribution fee waiver will continue after May 1, 2013. The distribution fee waiver will continue only if the distributor elects to renew it.

©2012 ING Investments Distributor, LLC, 230 Park Avenue, New York, NY 10169

Not FDIC Insured / May Lose Value / No Bank Guarantee	FFOT-USBSUB 21312
CID-2864

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of the Portfolio, nor is it a solicitation of any proxy. For information regarding the Portfolio, please call ING Funds toll free at 1-800-992-0180. To receive a free copy of a Proxy Statement relating to the permanent sub-advisory agreement (once a definitive Proxy Statement has been filed with the SEC) please call ING Funds toll free at 1-800-992-0180. The Proxy Statement (when available) will contain important information about IIM, and therefore you are advised to read it when and if it becomes available. The Proxy Statement (when available), shareholder reports and other information are or will also be available for free on the SEC’s website (www.sec.gov). Please read any Proxy Statement carefully before making any decision to invest or to approve any sub-advisory agreement.

For detailed information about the Portfolio’s expenses, including the Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please refer to the Prospectuses for ING U.S. Bond Index Portfolio.

You should consider the investment objectives, risks, and charges and expenses of the Portfolio(s) carefully before investing. The prospectuses/ prospectus summaries/ information booklets containing this and other information, can be obtained by contacting your local representative. Please read the information carefully before investing.